EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 14th day of July, 2005, between Talk America Holdings, Inc., a Delaware corporation (“Talk America”) and Patrick O’Leary (“Employee”), and amends and supersedes that certain Employment Agreement dated January 1, 2004 between LDMI Telecommunications, Inc., a Michigan corporation and a wholly-owned subsidiary of Talk America (“Company”) and Employee.

Preliminary Statement

WHEREAS, Employee has been an employee of Company and Company desires to continue to employ Employee and Employee desires to continue to be employed by Company; and

WHEREAS, Company and Employee desire to enter into this Agreement that sets forth the terms and conditions of said continued employment.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Employment. Company agrees to employ Employee, and Employee accepts such employment and agrees to serve Company, on the terms and conditions set forth herein. Except as otherwise specifically provided herein, Employee’s employment shall be subject to the employment policies and practices of Company in effect from time to time during the term of Employee’s employment hereunder (including without limitation its practices as to reporting and withholding). Employee and Company agree that the Employee Severance Retention Agreement between LDMI Telecommunications, Inc. and Patrick O’Leary dated July 12, 2005 shall remain in full force and effect (a copy of which is attached hereto).

2. Term of Agreement. The term of Employee’s employment hereunder shall continue in effect for a period of eighteen (18) months after the date hereof, except as hereinafter provided (the “Term”). Notwithstanding the foregoing, on or about the twelve-month anniversary of the date of this Agreement, Employee and Company agree to meet and discuss whether it is mutually acceptable to extend the term of this Agreement and the terms, if any, of any such extension.

3. Position and Duties. Except as may otherwise be agreed upon between Company and Employee, Employee shall perform such duties and have such responsibilities as Executive Vice President - Business Services of Talk America, and such other duties and responsibilities consistent with the foregoing duties and responsibilities as may be reasonably assigned or delegated to him from time to time by either Talk America’s Chief Executive Officer or the Board of Directors of Talk America, including, without limitation, service as an employee, officer or director of affiliates (as that term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Act”)) of Talk America ( collectively, “Affiliates”) without additional compensation. References in this Agreement to Employee’s employment with Company shall be deemed to refer to employment with Company. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, business like and efficient manner. Employee shall devote substantially all of his working time and efforts to the business and affairs of Company; provided, however, that nothing in this Agreement shall preclude the Employee from (i) engaging in charitable activities and community affairs; (ii) managing his personal investments and affairs, subject to the limitations of Section 10 hereof; and (iii) acting as a director of another corporation if the Chairman of the Board or the Chief Executive Officer of Talk America shall have consented to Employee’s accepting such directorship.

4. Compensation and Related Matters.

4.1 Base Salary. During the Term, Company shall pay to Employee an annualized base salary of not less than $350,000 (“Base Salary”). Base Salary shall be paid in accordance with Company’s usual and customary payroll practices.

          4.2  Benefit Plans and Arrangements.

(a) Employee shall be entitled to participate in and to receive benefits under employee benefit plans and arrangements as are made available to Talk America’s senior executive officers during the Term, which employee benefit plans may be altered from time to time at the discretion of the Board of Talk America (collectively, the “Benefits”). Without limitation of the generality of the foregoing, the Benefits shall include a minimum of three (3) weeks of paid vacation each calendar year, which, if not used in its entirety in any year, may be carried over to the next succeeding calendar year, provided that Employee shall not be entitled to more than five (5) weeks of paid vacation in any calendar year.

       (b) Notwithstanding the foregoing, for the balance of 2005, Employee shall be entitled to bonuses under bonus plan(s) established by Company. Employee shall be eligible to receive during the balance of 2005 a cash bonus under Company’s bonus plan based upon achievement by Employee of goals and objectives (the “Bonus Objectives”) to be established and determined by the Compensation Committee and Chief Executive Officer of Talk America, which Bonus Objectives shall be provided quarterly in writing to Employee and reviewed with Employee. Employee acknowledges and agrees that bonuses, annual or otherwise, are performance-based and discretionary with the Board of Directors of Talk America or a Committee thereof.

4.3 Expenses. Company shall promptly reimburse Employee for all normal and reasonable out-of-pocket expenses related to Company’s business that are actually paid or incurred by him in the performance of his services under this Agreement and that are incurred, reported and documented in accordance with Company’s policies.

4.4 Perquisites. During the Term of his employment hereunder, Employee shall be entitled to receive fringe benefits as are made available to the Company’s senior executive officers. In addition, during the Term, Company will provide Employee with an automobile, as Company shall determine, and Company shall keep such automobile fully insured in accordance with Company’s practices for similarly situated employees.

4.5 Stock Options.

(a)  Grant of Options. It is Talk America’s intention that Employee shall be granted options to purchase 75,000 shares of Talk America Common Stock after such time as the shareholders of Talk America approve the 2005 Incentive Plan at its Annual Meeting of Stockholders on July 25, 2005 in accordance with a stock option agreement in substantially the form thereof attached hereto as Exhibit A. The Option shall have an exercise price equal to the closing price of the Talk America Common Stock on the date of grant per share and shall expire on the fifth anniversary of the date hereof or ninety (90) days after your employment with the Company is terminated for any reason, and shall vest and become exercisable, subject to accelerated vesting in the event of a Change in Control (defined as provided below) of Talk America, on the first anniversary of the date hereof. In the event of a Change in Control of Talk America, the Option shall vest and become exercisable as to all shares then subject thereto that are not then vested and exercisable. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:

(i)
any Person (as defined in Section 3(a)(9) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Talk America, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act; provided, that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Talk America or any Significant Subsidiary (as defined below) representing 50% or more of the combined voting power of Talk America’s, or such subsidiary’s, as the case may be, then outstanding securities;

(ii)
during any period of two years, individuals who at the beginning of such period constitute the Board of Talk America and any new director (other than a director designated by a person who has entered into an agreement with Talk America to effect a transaction described in clauses (i), (iii), or (iv) of this Section 2(a)) whose election by the Board of Talk America or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, association or other entity other than the Board of Talk America, cease for any reason to constitute at least a majority of the Board of either Talk America or a Significant Subsidiary;

(iii)
the consummation of a merger or consolidation of Talk America or any subsidiary of Talk America owning directly or indirectly all or substantially all of the consolidated assets of Talk America ( a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of Talk America or a Significant Subsidiary outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(v)	any other event occurs which the Board of Talk America etermines, in its discretion, would materially alter, the structure of Talk America or its ownership.

(b)  Registration Statement. Talk America will file with the Securities and Exchange Commission and any applicable state securities regulatory authorities a Registration Statement on Form S-8 (or if unavailable, a registration statement on Form S-3) to register the shares issuable upon exercise of the Option under the Act and any applicable state securities or "Blue Sky" laws as soon as practicable after the date hereof. Notwithstanding the foregoing, Talk America shall be entitled to postpone for a reasonable period of time the filing or the effectiveness of such registration statement if the Board of Talk America shall determine in good faith that such filing or effectiveness would be materially detrimental to the Talk America's business interests.

5. Termination. The Term may be terminated under the following circumstances:

5.1 Death. The Term shall terminate upon the Employee’s death.

5.2 Disability. If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform services required of him pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a “Disability”), Company, at its option, may terminate Employee’s employment hereunder.

5.3 Cause. Upon written notice, Company may terminate the Term for Cause. For purposes of this Agreement, Company shall have “Cause” to terminate Employee’s employment hereunder upon (i) material breach by Employee of any material provision of this Agreement if Employee fails to cure such breach in the 30 day period following written notice specifying in reasonable detail the nature of the breach; (ii) willful misconduct by Employee as an employee of Company in connection with misappropriating any funds or property of Company or attempting to willfully obtain any personal profit from any transaction in which Employee has an interest that is adverse to the interests of Company; (iii) Employee’s gross neglect or unreasonable refusal to perform the duties assigned to Employee under or pursuant to this Agreement if Employee fails to eliminate such neglect in the 30 day period following written notice specifying in reasonable detail the nature of the gross neglect; or (iv) conviction or plea of nolo contendere by Employee to a felony or a misdemeanor involving moral turpitude.

5.4 By Employee.

(i) Employee may terminate employment hereunder for any reason (other than Good Reason) upon sixty (60) days’ prior written notice to Company, provided that, upon the giving of such notice by Employee, Company may establish an earlier date for the termination of the Term and such termination under this Section 5.4.

(ii) Employee may terminate employment hereunder for Good Reason immediately and with notice to Company. “Good Reason” for termination by Employee shall include, but is not limited to, the following:

(a) Material breach of any provision of this Agreement by Company, which breach shall not have been cured by Company within thirty (30) days of receipt of written notice of said material breach;

(b) Failure by Company to maintain Employee in a title and position commensurate with that referred to in Section 3 of this Agreement without Employee’s express written consent; or

(c) The assignment to Employee of any duties inconsistent with the Employee’s title and position as contemplated by Section 3 of this Agreement, or any other action by Company that results in an unreasonable diminution of Employee’s position, authority, duties or responsibilities without Employee’s express written consent.

           5.5 Without Cause. Company may otherwise terminate the Term at any time upon written notice to Employee.

6. Compensation In the Event of Termination. Except as otherwise provided in Section 7.3, in the event that Employee’s employment pursuant to this Agreement terminates prior to the end of the Term of this Agreement, Company shall make payments to Employee as set forth below:

   6.1 By Employee for Good Reason; By Company Without Cause. In the event that Employee’s employment hereunder is terminated: (i) by Employee for Good Reason or (ii) by Company without Cause, then Company shall (a) pay to Employee all amounts due to Employee pursuant to any bonus that was due to Employee as of the date of such termination, pursuant to the terms of such bonus (a “Due Bonus”), (b) continue to pay and provide Employee the Base Salary and Benefits (other than health care coverage which is addressed in Section 6.1(e) below) to which Employee would be entitled hereunder in the manner provided for herein for the period of time ending with the Term,  (c) reimburse Employee for expenses that may have been incurred, but which have not been paid as of the date of termination, subject to the requirements of Section 4.4 hereof ,(d) one hundred percent (100%) of the outstanding stock options granted to the Employee that are unvested shall immediately vest and become exercisable and (e) continue to pay and provide Employee the health care coverage (including reimbursing Employee for the cost of purchasing COBA health care continuation coverage) to which Employee would be entitled hereunder in the manner provided for herein for the period of time ending on the second anniversary of the date of termination (“Health Coverage Period”) or the COBRA coverage period, if shorter than the Health Coverage Period.

 6.2 By Company for Cause; By Employee Without Good Reason. In the event that Company shall terminate Employee’s employment hereunder for Cause pursuant to Section 5.3 hereof or Employee shall terminate his employment hereunder without Good Reason, all compensation and Benefits, as specified in Section 4 of this Agreement, heretofore payable or provided to the Employee shall cease to be payable or provided, except for (a) any Base Salary, Due Bonus and Benefits that may have been earned and are due and payable but that have not been paid as of the date of termination and (b) reimbursements for expenses that may have been incurred, but that have not been paid as of the date of termination, subject to the requirements of Section 4.4 hereof.

6.3 Death. In the event of Employee’s death, Company shall not be obligated to pay Employee or his estate or beneficiaries any compensation except for (a) any Base Salary, Due Bonus and any Benefits that may have been earned and are due and payable but that have not been paid as of the date of death, (b) reimbursement of expenses that may have been incurred, but that have not been paid as of the date of death, subject to the requirements of Section 4.4 hereof, and (c) all outstanding stock options granted to Employee that are unvested shall immediately vest and become exercisable and Employee’s estate or beneficiaries, as the case may be, shall have the right to exercise any of such stock options during the period commencing on the date of death and ending on the first anniversary of the date of such termination (the “Exercise Period”), if less.

                6.4 Disability. In the event of Employee’s Disability, Company shall not be obligated to pay Employee or his estate or beneficiaries any compensation except for: (a) any Base Salary, Due Bonus and any Benefits that may have been earned and are due and payable but that have not been paid as of the date of such Disability; and (b) reimbursement for expenses that may have been incurred but that have not been paid as of the date of Disability, subject to the requirements of Section 4.4 hereof. Upon termination due to Disability, fifty percent (50%) of the outstanding stock options granted to Employee that are unvested shall immediately vest and become exercisable and Employee or his estate or beneficiaries, as the case may be, shall have the right to exercise any of such stock options during the period commencing on the date of Disability and ending on the second anniversary of the date of the Disability or for the remainder of the Exercise Period, if less.

6.5 No Mitigation. In the event of any termination of employment under Section 5, Employee shall be under no obligation to seek other employment; provided, however, to the extent that Employee does obtain other employment subsequent to the termination of Employee’s employment hereunder, Company’s obligations to continue to pay or provide Benefits under this Agreement for the period from and after the date of commencement of such other employment shall terminate.

7. Unauthorized Disclosure. Employee shall not, without the prior written consent of Company, disclose or use in any way, either during the Employee’s employment with Company or thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret acquired in the course of such employment (including, without limitation of the generality of the foregoing, any and all information referred to in Section 10 hereof), whether or not conceived of or prepared by him, that is related to the actual or anticipated business, services, research and development of Company or any of its Affiliates, including Talk America, or to existing or future products or services of Company or any of its Affiliates, including Talk America; provided, that the foregoing shall not apply to (i) information that is not unique to Company or that is generally known to the industry or the public other than as a result of Employee’s breach of this covenant, (ii) information known to the Employee prior to the date he first became an employee of Talk America or any of its Affiliates (except insofar as it is part of the information that is the exclusive property of Company as provided in Section 10), or (iii) information that Employee is required to disclose to or by any governmental or judicial authority; provided, however, if Employee should be required in the course of judicial or administrative proceedings to disclose any information, Employee shall give Company prompt written notice thereof so that Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver by Company, Employee is nonetheless, in the written opinion of its counsel, compelled to disclose information to a court or tribunal or otherwise stand liable for contempt or suffer other serious censure or penalty, Employee may disclose such information to such court or tribunal without liability to any other party hereto.

8. Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing and all physical items related to the business of Company and its Affiliates, including Talk America, other than merely personal items, whether of a public nature or not, and whether prepared by Employee or not, are and shall remain the exclusive property of Company and its Affiliates, including Talk America, and shall not be removed from their premises, except as required in the course of employment by Company or its Affiliates, including Talk America, without the prior written consent of Company, and the same shall be promptly returned by Employee on the termination of Employee’s employment with Company, its Affiliates, including Talk America, or at any time prior thereto upon the request of Company.

9. Inventions and Patents. Employee agrees that all inventions, innovations, ideas, concepts, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information that relates to the actual or anticipated business, services, research and development of Company or any of its Affiliates, including Talk America, or existing or future products or services of Company or any of its Affiliates, including Talk America, tangible or intangible, and that are conceived, developed or made by or at the direction of Employee while employed by Company, and all rights to the results and proceeds of any thereof and all now known and hereafter existing rights of every kind and nature throughout the universe, in perpetuity and in all languages, pertaining to such results and proceeds and all elements thereof for all now known and hereafter existing uses, media and form will be owned exclusively by Company; and the foregoing is inclusive of a full irrevocable and perpetual assignment to Company. Employee acknowledges that there are, and may be, new uses, media, means and forms of exploitation throughout the universe employing current and/or future technology yet to be developed, and the parties specifically intend the foregoing full, irrevocable and perpetual grant of rights to Company to include all such now known and unknown uses, media and form of exploitation, throughout the universe. Employee agrees to execute at any time upon the Company’s request such further documents or do such other acts (whether before, during or after the Term) as may be required to evidence and/or confirm the Company’s ownership of any or all of the foregoing. The termination, completion or breach of this Agreement for any reason and by either party shall not affect the Company’s exclusive ownership of any or all of the foregoing.

10. Certain Restrictive Covenants. Employee agrees that, during the Term and for a period one year immediately following termination of his employment with Company for any reason, provided that Company has met and continues to meet its obligations pursuant to the terms of this Agreement following termination, he will not act either directly or indirectly as a partner, officer, director, five or more percent stockholder, employee, employer or consultant or render advisory or other services for, or in connection with, or become interested in, or make any substantial financial investment in any firm, corporation, business entity or business enterprise competitive with the business of Company, except with the express written consent of the Board of Talk America. Employee further agrees for a period of one year immediately following termination of his employment with the Company for any reason, provided that Company has met and continues to meet its obligations pursuant to the terms of this Agreement following termination, he will not employ or offer to employ, call on, solicit, actively interfere with Company’s or any Affiliate’s, including Talk America’s, relationship with, or attempt to divert or entice away, any employee of Company or any Affiliate, including Talk America.

11. [Reserved]

12. Employee Representations. Employee hereby represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) except as disclosed to Company in writing prior to the execution of this Agreement, Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

13. Company Representations. Company represents and warrants (i) that it is duly authorized and empowered to enter into this Agreement, (ii) that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization and (iii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance in accordance with its terms.

14. Remedies. Employee acknowledges that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company, and that any violation of this Agreement will cause substantial and irreparable injury to Company that would not be quantifiable and for which no adequate remedy would exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor.

15. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Employee’s participation in any employee benefit plan, program or arrangement provided to officers, directors or employees of Company.

16. Rights of Executive’s Estate. If Employee dies prior to the payment of all amounts due and owing to him under the terms of this Agreement, such amounts shall be paid to such beneficiary or beneficiaries as Employee may have last designated in writing filed with the Secretary of Company or, if Employee has made no beneficiary designation, to Employee’s estate. Such designated beneficiary or the executor of his estate, as the case may be, may exercise all of Employee’s rights hereunder. If any beneficiary designated by Employee shall predecease Employee, the designation of such beneficiary shall be deemed revoked, and any amounts that would have been payable to such beneficiary shall be paid to Employee’s estate. If any designated beneficiary survives Employee, but dies before payment of all amounts due hereunder, such payments shall, unless Employee has designated otherwise, be made to such beneficiary’s estate. In the event of Employee’s death or judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed where appropriate, to refer to his beneficiary, estate or other legal representative.

17. Severability. It is the intent and understanding of the parties hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such Court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

18. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

If to Employee:
Patrick A. O’Leary
31700 East Lady
Beverly Hills, MI 48025

If to Company:

Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938
Attn: General Counsel

Either party may change its address for notices by written notice to the other party in accordance with this Section.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Pennsylvania relating to contracts made and to be performed entirely therein.

20. Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

21. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including without limitation any Affiliate to which Company may assign this Agreement. Employee may not assign or transfer his rights to compensation and benefits, except by will or operation of law and except as provided in Section 16 above.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

TALK AMERICA HOLDINGS, INC.

By: /s/ Aloysius T. Lawn IV
Name: Aloysius T. Lawn, IV
Title: EVP - General Counsel

                                        /s/ Patrick O’Leary
Patrick O’Leary
Employee

EXHIBIT A

NON-QUALIFIED STOCK OPTION

To:   __Patrick O’Leary_ _
Name

___________________________
Address

Exercise Price: $____________

Date of Grant: _____________

You (the “Optionee”) are hereby granted in connection with your employment with Talk America Holdings, Inc. (the “Company”), or any subsidiary or affiliate thereof, an option (“Option”), effective as of the date of grant (“Date of Grant”), to purchase 75,000 shares of common stock of Company, $.01 par value (“Common Stock”), at the exercise price shown above.

1. The vesting dates for this option are as follows: 75,000 shares of common stock may be purchased on the first anniversary of the Date of Grant;  provided, however, the Option shall only vest as set forth if the Optionee has been continuously employed by the Company or any of its affiliates between the Date of Grant and the vesting date and on such vesting date.  In addition, the Option will vest in full (less any component or portion which would otherwise be vested or exercisable and any portion previously vested and exercised) upon a “Change of Control” (as that term is defined herein). Notwithstanding the foregoing the Board of Directors of the Company (the “Board”) or its designees may accelerate or waive such vesting date with respect to any or all of the shares of Common Stock covered by the Option.

A. “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a)
any Person (as defined in Section 3(a)(9) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Talk America, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act; provided, that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Talk America or any Significant Subsidiary (as defined below) representing 50% or more of the combined voting power of Talk America’s, or such subsidiary’s, as the case may be, then outstanding securities;

(b)
during any period of two years, individuals who at the beginning of such period constitute the Board of Talk America and any new director (other than a director designated by a person who has entered into an agreement with Talk America to effect a transaction described in clauses (i), (iii), or (iv) of this Section 2(a)) whose election by the Board of Talk America or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, association or other entity other than the Board of Talk America, cease for any reason to constitute at least a majority of the Board of either or Talk America or a Significant Subsidiary;

(c)
the consummation of a merger or consolidation of Talk America or any subsidiary of Talk America owning directly or indirectly all or substantially all of the consolidated assets of Talk America ( a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of Talk America or a Significant Subsidiary outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(d)
the shareholders of Talk America approve a plan or agreement for the sale or disposition of fifty percent (50%) or more of the consolidated assets of Talk America in which case the Board of Talk America shall determine the effective date of the Change of Control resulting therefrom; and

(e)	any other event occurs which the Board of Talk America determines, in its discretion, would materially alter, the structure of Talk America or its ownership.

2. The Optionee may exercise the Option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the exercise price for the total number of shares the Optionee specifies that the Optionee wishes to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a so-called “cashless exercise”; (b) (unless prohibited by the Board) certificates representing shares of Common Stock of the Company, which will be valued by the Secretary of the Company at the fair market value per share of the Company’s Common Stock on the date of delivery of such certificates of the Company, accompanied by an assignment of the stock to the Company; or (c) (unless prohibited by the Board) any combination of cash and Common Stock of the Company valued as provided in clause (b). Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) and payment of all transfer taxes if the Secretary deems such guarantees necessary or desirable.

3. The Company agrees to use commercially reasonable efforts to file a Form S-8 and register the shares issuable upon the exercise of the Options contemplated herein under the Securities Act of 1933 and any applicable state securities registration requirements and to cause such shares to be listed on NASDAQ (if such shares are not already listed or so registered).

4. Your Option will, to the extent not previously exercised by you, as to any shares purchasable hereunder (i.e. vested) expire upon the earlier of: (a) the fifth anniversary of the Date of Grant or (b) ninety (90) days after your employment with the Company is terminated for any reason.

5. In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board deems in its reasonable discretion to be similar circumstances, the number and kind of shares subject to this Option and the exercise price of such shares shall be appropriately adjusted in a manner to be determined in the reasonable discretion of the Board.

6. Except as otherwise provided by the Board or the Committee (as defined below), this Option is not transferable except as designated by Optionee or by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee, including, for this purpose, the Optionee’s legal guardian or custodian in the event of disability. Until the exercise price has been paid in full pursuant to due exercise of this Option and the purchased shares are delivered to the Optionee, the Optionee does not have any rights as a stockholder of the Company. The Company reserves the right not to deliver to the Optionee the shares purchased by virtue of the exercise of this Option during any period of time in which the Company deems, in its sole discretion, that such would violate a federal, state, local or securities exchange rule, regulation or law.

7. Notwithstanding anything to the contrary contained herein, this Option is not exercisable without the consent of the Company until all the following events occur and during the following periods of time:

(a)
Until this Option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable; or

(b)
During any period of time in which the Company deems that the exercisability of this Option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

(c)
Until the Optionee has paid or made suitable arrangements to pay (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the Option exercise and (ii) the Optionee’s portion of other federal, state and local payroll and other taxes due in connection with the Option exercise.

8. The following two paragraphs shall be applicable if, on the date of exercise of this Option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

(a)
The Optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. The Optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The Optionee shall execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

(b)	The certificates for Common Stock to be issued to the Optionee hereunder shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

9. The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

10. It is the intention of the Company and the Optionee that this Option shall not be an “Incentive Stock Option” as that term is used in Section 422 of the Code and the regulations thereunder. This Option is not granted pursuant to any stock option plan. Notwithstanding the foregoing, the Board and the Compensation Committee or similar committee thereof (the “Committee”) shall have plenary authority to interpret the Option, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration and/or exercise of the Option.

11. This Option constitutes the entire understanding between the Company and the Optionee with respect to the subject matter hereof and no amendment, modification or waiver of this Option, in whole or in part, shall be binding upon the Company unless in writing and signed by an authorized officer of the Company. This Option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

Please sign the copy of this Option and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

TALK AMERICA HOILDINGS, INC.

By:______________________________
Aloysius T. Lawn IV
Executive Vice President-General
Counsel and Secretary

I hereby acknowledge receipt of a copy of the foregoing stock Option and, having read it hereby signify my understanding of, and my agreement with, its terms and conditions.

________________________                                        ________________________
Optionee       Date

EMPLOYEE SEVERANCE RETENTION AGREEMENT

THIS AGREEMENT, dated as of July 12, 2005, is between LDMI Telecommunications, Inc. (“Company”) and Patrick O’Leary (the “Employee”).

Recitals:

A. Company desires to retain the valuable services of the Employee by providing the Employee with severance in the event the Employee’s employment is terminated following the Merger Closing (as defined below) and a payment in lieu of severance in the event the Employee remains employed through the term of the Period (as defined below).

B. It is in the best interests of Company and the Employee to provide appropriate financial incentives to its key employees in order to retain Employee’s valuable services during the Period.

C. The Employee is willing to continue to provide dedicated services to the Company on the condition that the Employee receives adequate assurance of appropriate severance and financial compensation during the Period.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and provisions set forth in this Agreement, the parties agree as follows:

Agreement

1. Operation of Agreement. This Agreement sets forth the compensation that Company shall pay the Employee under certain terms and conditions. As used in this Agreement, employment with the Company shall be deemed to include employment with a Successor (as defined below) of the Company or any Affiliate of the Company or any Successor to such Affiliate.

2. Term of the Agreement. This Agreement shall be effective upon its execution by both parties and shall terminate upon the first of the following events to occur: (a) the date that is six (6) months following the Merger Closing (the “Period”); (b) the termination of the Employee’s employment with the Company; (c) the Employee’s death; or (d) the termination of the Merger Agreement (as defined below) without the consummation of the merger.

3. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is in common control with, any other Person. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting

(b) “Company” shall mean LDMI Telecommunications, Inc., any Successor to the Company, and any Affiliate of the Company or any Successor to such Affiliate.

(c) “Disability” shall mean disability as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) “Good Reason” shall mean either (i) the relocation of Employee’s principal place of employment to a location more than fifty (50) miles from Employee’s current principal place of employment without Employee’s consent, (ii) any decrease in Employee’s base salary, targeted incentive bonus or commissions or health and welfare benefits from those in effect on the date of this Agreement, (iii) a substantial diminution, not consented to by Employee, in the nature or scope of Employee’s responsibilities from the Employee’s responsibilities on the date of this Agreement, or (iv) a breach by the Company of any of its material obligations under this Agreement and the failure of the Company to cure such breach within ten (10) days after written notice thereof by Employee.

(e) “Good Reason Process” shall mean that (i) Employee notifies the Company in writing of the occurrence of the Good Reason event, (ii) Employee cooperates in good faith with the Company’s efforts for a period of not less than thirty (30) days following such notice, or such shorter period as the Company may designate by notice to Employee, to modify Employee’s employment situation in a mutually satisfactory manner so that Good Reason no longer exists, and (iii), notwithstanding such efforts, Good Reason continues to exist and has not been waived by the Employee.

(f) “Successor” shall mean the person or persons surviving any merger or reorganization involving a company or, in the case of an acquisition of assets or equity interests, the person or persons purchasing all or substantially all of the assets of a company or more than fifty percent (50%) of the equity interest of a company.

4. Cash Severance/Retention Payment. Provided that (i) a certain Agreement and Plan of Merger between the Company, Talk America Holdings, Inc. and Lion Acquisition Corp. dated May 23, 2005 (the “Merger Agreement”) is consummated (the “Merger Closing”) and (ii) Employee remains employed by the Company through the Period, the Employee shall receive from the Company a cash retention bonus payment of Seven Hundred Thirty Two Thousand Two Hundred Seventy Dollars ($732,270.00), (the “Compensation Payment”) payable one-half on the date that is three (3) months following the Merger Closing and the remainder on the last day of the Period. An Employee whose employment is terminated (a) after the Merger Closing and prior to the end of the Period by the Company for any reason, (b) after the Merger Closing due to Disability or death of the Employee, or (c) after the Merger Closing by Employee for Good Reason, after complying with Good Reason Process, within thirty (30) days after the end of the period provided in clause (ii) of the definition of Good Reason Process, shall be paid the Compensation Payment. If Employee’s employment with the Company terminates for any other reason prior to the end of the Period, Employee shall not be entitled to the Compensation Payment; provided that the Employee shall remain eligible for severance benefits, if any, provided under any other agreement with between the Company and the Employee.

5. Reserved.

6. Tax Withholding. The Company may withhold from any cash amounts payable to the Employee under this Agreement to satisfy all applicable Federal, State, local or other income and employment withholding taxes. In the event Company fails to withhold such sums for any reason, Company may require the Employee to promptly remit to Company sufficient cash to satisfy all applicable income and employment withholding taxes.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto, the Company and their respective successors and assigns, provided that Employee may not assign his obligations under this Agreement.

8. Amendments. This Agreement may not be amended, modified or abrogated except in writing executed by each of the parties hereto.

    9. Limitation on Rights.

(a) This Agreement shall not be deemed to create a contract of employment between the Company and the Employee and shall create no right in the Employee to continue in the Company’s employment for any specific period of time, or to create any other rights in the Employee or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Employee, or restrict the right of the Employee to terminate employment.

(b) This Agreement shall not be construed to exclude the Employee from participation in any other compensation or benefit programs in which the Employee is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other employee personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Employee is entitled.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the President of the Company at its then principal office, or to the Employee at the Employee’s last address on file with the Company, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of this Agreement in a notice given to the other parties in compliance with this Section 9. Notices shall be deemed given when received.

11. Severability. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect to assure that the parties obtain the benefit of their bargain to the fullest extent possible. This Agreement was negotiated, drafted and prepared jointly by the Company and Employee and all provisions hereof shall be construed without prejudice to either party.

12. Waiver; Remedies Cumulative. No failure on the part of either party to exercise, and no delay in exercising or course of delaying with respect to, any right, power or privilege under this Agreement (or breach of any obligation under any other agreement) shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other agreement (or breach of any obligation under any other agreement) preclude any other or further exercise thereof or hereunder, or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

14. At Will Employment. Employee recognizes and agrees that his employment with the Company is terminable at any time, with or without cause, reason or notice, at the will of either the Company or Employee. The at-will nature of the employment relationship with the Company cannot be modified by any oral or written representations made by anyone employed by the Company except by a written document directed exclusively to Employee and signed by an executive officer of the Company other than Patrick O’Leary.

15. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, commitments, writings or other agreements, either oral or written, among the Parties with respect to the subject matter of this Agreement.

16. Survival. The provisions set forth in this Agreement, to the extent they contemplate payments or other obligations of Company to Employee or of Employee to the Company after the termination of Employee’s employment with the Company, shall survive any termination of this Agreement.

17. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

18. Counterparts. This Agreement may be executed by the parties hereto in one or more separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

19. Nonalienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

20. Reporting and Disclosure. The Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Company shall provide the Employee with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

21. Legal Fees and Expenses. In the event any arbitration or litigation is brought to enforce any provision of this Agreement and the Employee prevails on any portion of his claim, then the Employee shall be entitled to recover from the Company the Employee’s reasonable costs and reasonable expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings). Otherwise, each party shall be responsible for its/his respective costs, expenses and attorneys fees, and the costs of arbitration shall be equally divided. In the event that it is determined that the Employee is entitled to compensation, legal fees and expenses hereunder, the Employee also shall be entitled to interest thereon, payable to the Employee at the prime rate of interest plus two percent. For purposes of this Section 21, “prime rate” shall be determined by reference to the prime rate established by Comerica Bank as in effect from time to time during the period from the date such amounts should have been paid to the date of actual payment. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LDMI TELECOMMUNICATIONS, INC

By:     /s/ R. Michael Mahoney

EMPLOYEE

By:       /s/ Patrick O’Leary